Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of significant subsidiaries of the Registrant:

Subsidiary	Jurisdiction of Incorporation
AB Singapore Investments Pte. Ltd.	Singapore
AH UK Holdco 1 Limited	UK
Amerisource Receivables Financial Corporation	Delaware
AmerisourceBergen Drug Corporation	Delaware
AmerisourceBergen Global Holdings GmbH	Switzerland
AmerisourceBergen Global Manufacturer Services GmbH	Switzerland
AmerisourceBergen Group GmbH	Switzerland
AmerisourceBergen International B.V.	Netherlands
AmerisourceBergen International Holdings LLC	Delaware
AmerisourceBergen Luxembourg S.a.r.L.	Luxembourg
AmerisourceBergen Services Corporation	Delaware
AmerisourceBergen Sourcing, LLC	Delaware
AmerisourceBergen Specialty Group, LLC	Delaware
AmerisourceBergen UK Holdings Ltd	UK
ASD Specialty Healthcare, LLC	California
BPL Group, LLC	Delaware
Cencora Global Procurement Limited	Ireland
Cencora International Financing Holdings LLC	Delaware
Cencora International Holdings Inc.	Delaware
International Physician Networks, L.L.C.	Delaware
World Courier Group S.à r.l.	Luxembourg